Exhibit 99.1

9663 Santa Monica Blvd., #959 Beverly Hills, CA 90210 Tel: (310) 860-2501 Fax: (310) 860-1854 info@fpcapitalgroup.com
First Physicians Capital Group Provides Fiscal 2011 Second Quarter Update
Tuesday, May 24, 2011
BEVERLY HILLS, Calif. — First Physicians Capital Group, Inc. (“FPCG” or the “Company”) (OTC BB: FPCG) provided in a press release issued today a financial update for the Company’s second fiscal quarter ended March 31, 2011.
Preliminary financial highlights for the quarter include:
•	Net Revenue from Services of $7.4 million, a 22% decrease from $9.6 million in the quarter ended March 31, 2010.
•	EBITDA of approximately breakeven as compared to a loss of $1.2 million in the quarter ended March 31, 2010.
•	EBITDA before FPCG Corporate Overhead of $0.5 million as compared to a loss of $0.6 million in the quarter ended March 31, 2010.
Given recent material transactions, the Company expects to be late in filing its financial results for the quarter ending March 31, 2011. In future quarters, the Company does not expect to record revenues and expenses from the hospitals recently sold. The Company does expect to receive payments on promissory notes that were issued to the Company by the various buyers in conjunction with the sales of the hospitals. The Company also expects to receive fees from its service offerings and lease payments from the lessees of the real estate facilities that it continues to own.
The Company has transitioned its business model from being an owner-operator of hospitals to a service provider to hospitals. While there can be no assurances, the Company currently believes it will be more profitable going forward with lower future capital requirements. The Company recognizes that the continued expense of compliance with Sarbanes-Oxley requirements, financial and legal filings with the SEC, and professional fees associated with the preparation thereof is very costly for a company of its size.
Therefore, the Company along with its bankers is evaluating its future status as a publicly-traded company. The Company is also sensitive to the fact that some investors would like the option of a full or partial liquidity event sooner rather than later. The current public market for the Company’s common stock lacks liquidity and does not provide for this opportunity and is unlikely to improve on its own absent a significant transaction. Potential strategies or concepts under consideration by the Company include but are not limited to a going-private transaction such as a management buyout or sale to a financial buyer, a leveraged recapitalization, full or partial sale to a corporate buyer and/or a share repurchase program.
The Company, working with its legal counsel, will provide information to investors in the near future as to the Company’s plans regarding remaining a publicly-traded company, and will be available to discuss and answer questions on the choices presented at such time.

9663 Santa Monica Blvd., #959 Beverly Hills, CA 90210 Tel: (310) 860-2501 Fax: (310) 860-1854 info@fpcapitalgroup.com
Table 1. First Physicians Capital Group, Inc. Preliminary Unaudited Consolidated Income Statement for Fiscal Quarter Ended March 31, 2011 (in thousands)(1)

	Fiscal Qtr	Fiscal Qtr
	Ended	Ended
	3/31/11(1)	3/31/10

Revenue from services	$7,447	$9,605

Cost and expenses:

Selling, general and administrative expenses	7,482	10,866

Amortization of stock-based Compensation	238	267

Impairment of long-lived assets and goodwill	—	—

Depreciation and amortization	307	351

Total costs and expenses	8,026	11,484

Operating income	(579)	(1,879)

Interest expense	(322)	(516)

Other income (expense)	2	18

Minority interest	(141)	(316)

Net loss from operations before taxation and non-cash beneficial conversion feature	(1,041)	(2,693)

Taxation	—	—
Non-cash beneficial conversion feature preferred dividend	—	(1)
Net loss allocable to common stockholders	$(1,041)	$(2,694)

EBITDA(2)	$(33)	$(1,243)

Professional Fees	(179)	(187)
Other Overhead Expenses	(319)	(443)

FPCG Corporate Overhead	(498)	(630)
EBITDA less FPCG Corporate Overhead	$465	$(613)
Notes:

(1)	Financial results as presented do not reflect pro forma impact of asset sales completed on April 1, 2011.

(2)	EBITDA calculated as follows: Operating Income plus Other Income plus Depreciation and Amortization + Amortization of Stock-based Compensation + Impairment of long-lived assets and goodwill (if any).

9663 Santa Monica Blvd., #959 Beverly Hills, CA 90210 Tel: (310) 860-2501 Fax: (310) 860-1854 info@fpcapitalgroup.com
About First Physicians Capital Group, Inc.
First Physicians Capital Group, Inc. is a provider of management, financial, and ancillary healthcare and IT services to the rural and community hospital market. For more information, please visit www.fpcapitalgroup.com.
Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risks disclosed in the Company’s Forms 10-K and 10-Q filed with the Securities Exchange Commission.

3